Exhibit 99.1

Press Release

NATCO Group Announces 1st Quarter 2009 Results

HOUSTON, May 7 /PRNewswire-FirstCall/ -- NATCO Group Inc. (NYSE: NTG) today announced revenue for the first quarter 2009 of $161.9 million, an increase of 6.5% over first quarter 2008 revenue of $152.0 million. Net income available to common stockholders for the first quarter 2009 was $8.7 million, or $0.44 per diluted share compared with net income of $9.6 million, or $0.49 per diluted share for first quarter 2008. Segment profit was $15.6 million for this year’s first quarter compared with $18.1 million for the first quarter last year. Included in each period were certain legal and compliance review costs of $500,000 and $2.1 million, respectively, for the first quarter 2009 and first quarter 2008. Also included in first quarter 2009 were severance expenses of $300,000 associated with cost control measures.

Bookings for the first quarter 2009 were $195.7 million, compared with $176.4 million for the first quarter 2008. At March 31, 2009, backlog stood at $314.0 million, up 61.0% over backlog of $195.0 million at March 31, 2008, and up 12.1% since year end 2008.

John U. Clarke, Chairman and Chief Executive Officer, said, “Our first quarter results are indicative of the relative strength of our franchise in deflecting much of the sharp deterioration in industry fundamentals in North America while at the same time continuing to secure new bookings in an uncertain and evolving global market. These challenges can be expected to continue for some time. Market conditions will require us to remain flexible in allocating resources to areas where we enjoy a competitive advantage, to smartly manage costs, to execute customer work on-time and on-budget and to build upon those revenue opportunities across our business units which tend to be less cyclical.”

Revenue from the Integrated Engineered Solutions segment was $60.9 million in the first quarter 2009, compared to $54.9 million in the first quarter 2008. Gross margin percentage for the first quarter 2009 was 35.6% compared with 33.9% in the 2008 first quarter. Segment profit for the first quarter 2009 was $9.9 million, compared with $8.3 million in the prior year period primarily as a result of higher revenue and margin improvement. Bookings in the first quarter 2009 totaled $113.2 million, compared with $79.6 million in the first quarter 2008. The increase resulted primarily from an $87 million award for the balance of a previously announced project to provide CO2 membrane separation technology and equipment for a project in Malaysia. The total award amount for this project is $123.0 million.

For the first quarter 2009, the Standard & Traditional segment increased revenue over the first quarter 2008 by 17.8% to $83.5 million. Segment profit increased to $6.2 million from $5.4 million. Gross margin percentage for the first quarter 2009 was 26.9% compared with 28.2% in the 2008 first quarter. The improved sales and segment profit results reflect increased sales volumes in the Company’s US branch network, combined with incremental revenue from the acquisition of Connor Sales. These improvements were partly offset by higher operating expenses associated with the full-quarter inclusion of the two companies acquired in 2008. In the first quarter 2009, bookings for the segment were $64.7 million compared with $68.7 million for the first quarter 2008.

Revenue from the Automation & Controls segment in the first quarter 2009 was $19.1 million, compared with $28.2 million in the first quarter 2008. A segment loss of $507,000 was incurred in the first quarter 2009, compared with segment profit of $4.4 million in the first quarter 2008. Revenue was down primarily due to the completion of the Kazakhstan operations as of December 31, 2008 and lower panel sales associated with a general decrease in industry activity. Gross profit percentage was 16.2%

compared with 27.6% in first quarter 2008, primarily due to a change in sales mix. Cost cutting initiatives during the quarter significantly reduced the segment’s loss from fourth quarter 2008.

Weighted average shares of 19.6 million for the first quarter 2009 decreased from 19.8 million in the first quarter 2008 primarily as the result of a decrease in dilutive common stock equivalents (which resulted from the Company’s lower stock price) and approximately 320,000 shares repurchased by the Company in late 2008 and early 2009, which were partially offset by 2008 incentive stock compensation awards.

Mr. Clarke concluded by saying, “We are committed to our plans of building a world-class global franchise built on differentiating technologies, products and services. By working to be our customers’ supplier of choice, we have experienced the benefits of market leadership in a rising market, which is also helping to mitigate, in part, the effects of a contracting market. We intend to balance pursuit of our long-term strategic priorities against the realities of the current market and emerge from the downturn even stronger.”

The Company is revising its 2009 guidance, excluding special items, with respect to revenue from $725 million to $690 million, segment profit from $75 million to $70 million, and earnings per share from $2.00 to $1.85.

The Company will hold its quarterly earnings conference call on Thursday, May 7 at 9:00 a.m. Central time. Interested parties are directed to the investor relations page on the Company’s website at www.natcogroup.com for information on accessing the conference call or webcast.

NATCO Group Inc. is a leading provider of wellhead process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for over 80 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. Forward looking statements in this press release include, but are not limited to, revenue, earnings and segment profit guidance and discussions regarding areas for growth in 2009, markets, potential awards and demand for our products. These statements may differ materially from actual future events or results. Further, bookings and backlog are not necessarily indicative of future results. Readers are referred to documents filed by NATCO Group Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which identify significant risk factors that could cause actual results to differ from those contained in the forward-looking statements.

NATCO GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and par value data)
	March 31, December 31,
	2009	2008
	----	----
	(See Note	1)
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$21,348	$17,698
Trade accounts receivable, less
allowance for doubtful accounts of
$2,039 and $2,090 as of March 31, 2009
and December 31, 2008, respectively	106,332	146,127
Costs and estimated earnings in excess

of billings on uncompleted contracts	43,241	31,237
Inventories, net	58,259	58,163
Deferred income tax assets, net	8,089	8,077
Prepaid expenses and
other current assets	8,547	9,724
	-----	-----
Total current assets	$245,816	$271,026
Property, plant and equipment, net	87,004	77,016
Goodwill, net	129,245	127,389
Deferred income tax assets, net	785	708
Intangible and other assets, net	28,000	32,027
	------	------
Total assets	$490,850	$508,166
	========	========

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED
STOCK AND STOCKHOLDERS' EQUITY

Current liabilities:
Trade accounts payable and other	$61,757	$76,253
Accrued expenses	52,146	52,202
Billings on uncompleted contracts in
excess of costs and estimated earnings	51,317	51,131
Income taxes payable	3,025	5,675
	-----	-----
Total current liabilities	$168,245	$185,261
Long-term deferred tax liabilities	12,674	12,250
Long-term debt	-	13,000
Postretirement benefits and
other long-term liabilities	10,660	9,689
	------	-----
Total liabilities	$191,579	$220,200
	========	========

Commitments and contingencies

NATCO Group Inc. stockholders' equity
Preferred stock, $.01 par value;
Authorized 5,000,000 shares (of which
500,000 are designated as Series A); no
shares issued and outstanding	-	-
Common stock, $.01 par value; 50,000,000
shares authorized; 20,250,914 and
20,242,414 shares issued and outstanding
as of March 31, 2009 and December 31,
2008, respectively	203	203
Additional paid-in-capital	161,980	159,193
Retained earnings	145,310	136,588
Treasury stock, 337,934 and
321,274 shares as of March
31, 2009 and December 31,
2008, respectively	(5,161)	(4,623)
Accumulated other comprehensive income	(5,208)	(4,923)
	------	------
Total NATCO Group Inc.
stockholders' equity	297,124	286,438
	-------	-------
Noncontrolling interests	2,147	1,528
Total stockholders' equity	$299,271	$287,966
	--------	--------
Total liabilities, redeemable
convertible preferred stock and
stockholders' equity	$490,850	$508,166
	========	========

(1)	Results reflect the adoption of SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements,” (“SFAS 160”) effective January 1, 2009.

NATCO GROUP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except earnings per share data)

	Three Months Ended
	March 31,
	--------------
	2009	2008
	----	----
	(See Note 1)

Revenue:
Products	$138,612	$122,428
Services	23,290	29,542
	------	------
Total revenue	$161,902	$151,970
Cost of goods sold and services:
Products	$101,605	$89,856
Services	13,103	15,739
	------	------
Total cost of goods sold and services	$114,708	$105,595
	--------	--------
Gross profit	$47,194	$46,375
Selling, general and administrative expense	30,293	27,834
Depreciation and amortization expense	3,292	2,052
Interest expense	276	95
Interest income	(20)	(384)
Loss on unconsolidated investment	525	35
Other (income) expense, net	(1,293)	1,147
	------	-----
Income before income taxes and
noncontrolling interests	$14,121	$15,596
Income tax provision	4,922	5,519
	-----	-----
Net income	$9,199	$10,077
Less: Net income attributable to
noncontrolling interests	477	224
Net income attributable to NATCO
Group Inc.	8,722	9,853
Preferred stock dividends	-	248
	-	---
Net income available to common stockholders	$8,722	$9,605
	======	======

Earnings per share:
-Basic	$0.44	$0.52
-Diluted	$0.44	$0.49

Weighted average number of shares of common stock:
-Basic	19,523	18,367
-Diluted	19,622	19,825

(1)	On January 1, 2009, we adopted SFAS 160. This standard amends Accounting Research Bulletin 51, “Consolidated Financial Statements,” to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 has changed the accounting and reporting for minority interests by re-characterizing them as noncontrolling interests and classifying them as a component of equity in our consolidated balance sheet and requires net income attributable to both the parent and the noncontrolling interest to be disclosed separately on the face of the consolidated statement of operations.

SFAS 160 requires retrospective application to all prior periods presented and requires enhanced disclosures to clearly distinguish between our interests and the interests of noncontrolling owners. Our noncontrolling interest relates to two international subsidiaries (in Japan and Angola) and one subsidiary in the US (a pilotless burner system company), which we control and consolidate. Upon adoption of SFAS 160, we have presented the noncontrolling interest in these three subsidiaries as equity on our consolidated balance sheets as of March 31, 2009 and December 31, 2008 and presented net income attributable to noncontrolling interests separately on our consolidated statements of operations for the quarters ended March 31, 2009 and 2008. Prior year amounts were previously included in mezzanine equity and selling, general & administrative expense on our consolidated balance sheets and consolidated statements of income, respectively. The effect at December 31, 2008 was a reduction in the reported noncontrolling interest in mezzanine equity of $1.5 million, which was subsequently reclassified as a component of equity. No changes in the ownership interests of these subsidiaries occurred during the quarter ended March 31, 2009.

NATCO GROUP INC. AND SUBSIDIARIES
UNAUDITED SEGMENT INFORMATION
(in thousands)

		Three Months Ended
		March 31,		December 31,
		------------------		------------
		2009	2008	2008
		----	----	----
Revenue:
Integrated Engineered Solutions		$60,878	$54,881	$64,434
Standard &	Traditional	83,516	70,885	101,112
Automation	& Controls	19,094	28,243	21,814
Eliminations		(1,586)	(2,039)	(1,591)
		------	------	------
Total revenue		$161,902	$151,970	$185,769
		========	========	========

Gross profit:
Integrated Engineered Solutions		$21,663	$18,615	$24,662
Standard &	Traditional	22,435	19,977	26,870
Automation	& Controls	3,096	7,783	3,279
		-----	-----	-----
Total gross profit		$47,194	$46,375	$54,811
		=======	=======	=======

Gross profit % of revenue:
Integrated Engineered Solutions		35.6%	33.9%	38.3%
Standard &	Traditional	26.9%	28.2%	26.6%
Automation	& Controls	16.2%	27.6%	15.0%
Total gross profit % of revenue		29.1%	30.5%	29.5%

Operating expenses:
Integrated Engineered Solutions		$11,777	$10,327	$10,894
Standard &	Traditional	16,243	14,567	16,217
Automation	& Controls	3,603	3,354	4,308
		-----	-----	-----
Total operating expenses		$31,623	$28,248	$31,419
		=======	=======	=======

Segment profit: (2) EBITDA
Integrated Engineered Solutions		$9,886	$8,288	$13,768
Standard &	Traditional	6,192	5,410	10,653
Automation	& Controls	(507)	4,429	(1,029)
		----	-----	------
Total segment profit		$15,571	$18,127	$23,392
		=======	=======	=======

Segment profit % of Revenue
Integrated Engineered Solutions		16.2%	15.1%	21.4%
Standard &	Traditional	7.4%	7.6%	10.5%
Automation	& Controls	-2.7%	15.7%	-4.7%

	----	----	----
Total segment profit % of Revenue	9.6%	11.9%	12.6%
	===	====	====

Bookings:
Integrated Engineered Solutions	$113,203	$79,560	$45,431
Standard & Traditional	64,734	68,707	67,415
Automation & Controls	17,797	28,117	17,101
	------	------	------
Total bookings	$195,734	$176,384	$129,947
	========	========	========

			As of
	As of March 31,		December 31,
Backlog:	2009	2008	2008
	----	----	----
Integrated Engineered Solutions	$248,556	$120,890	$196,232
Standard & Traditional	62,041	65,518	80,259
Automation & Controls	3,448	8,629	3,723
	-----	-----	-----
Total backlog	$314,045	$195,037	$280,214
	========	========	========

(2)	The Company allocates corporate and other expenses to each of the operating segments based on headcount, total assets and revenue. Total segment profit is a non-GAAP financial measure that is reconciled to the Consolidated Income Statement as shown below. The Company believes that segment profit is one of the primary drivers and provides a more meaningful presentation for measuring the liquidity and performance of the Company.

		(in thousands)
		Three Months Ended
	March 31,		December 31,
	----------------		------------
	2009	2008	2008
	----	----	----
Total segment profit:	$15,571	$18,127	$23,392
Noncontrolling interests
expense	(805)	(379)	(396)
Depreciation and amortization	3,292	2,052	3,944
Interest expense	276	95	308
Interest income	(20)	(384)	(146)
Other, net	(1,293)	1,147	(1,347)
	------	-----	------
Income before income taxes
and noncontrolling
interests	$14,121	$15,596	$21,029

CONTACT: Walter Weathers of NATCO Group Inc., +1-713-849-7655